EXHIBIT 99.1

FOR RELEASE

Date: July 23, 2021
For Further Information Contact:
Donald E. Gibson
President & CEO
(518) 943-2600
donaldg@tbogc.com

Michelle M. Plummer, CPA, CGMA
EVP, COO & CFO
(518) 943-2600
michellep@tbogc.com

Greene County Bancorp, Inc. Reports 13th Consecutive Year of Record Net Income
for Fiscal Year Ended June 30, 2021

Catskill, N.Y. – July 23, 2021- Greene County Bancorp, Inc. (the “Company”) (NASDAQ: GCBC), the holding company for The Bank of Greene County and its subsidiary Greene County Commercial Bank, today reported net income for the quarter and fiscal year ended June 30, 2021.  Net income for the quarter and fiscal year ended June 30, 2021 was $7.6 million, or $0.89 per basic and diluted share, and $23.9 million, or $2.81 per basic and diluted share, respectively, as compared to $4.7 million, or $0.55 per basic and diluted share, and $18.7 million, or $2.20 per basic and diluted share, for the quarter and fiscal year ended June 30, 2020, respectively.  Net income increased $2.9 million, or 62.0%, when comparing the quarters ended June 30, 2021 and 2020, and increased $5.2 million, or 27.9%, when comparing the fiscal years ended June 30, 2021 and 2020.

Highlights:

•	Net Income: New high of $23.9 million for the fiscal year ended June 30, 2021
•	Total assets: New high of $2.2 billion at June 30, 2021
•	Return on Average Assets: Continues strong at 1.24% for the year ended June 30, 2021
•	Return on Average Equity: Continues strong at 17.41% for the year ended June 30, 2021

Donald Gibson, President & CEO stated: “I am pleased to report our team has continued to perform extremely well which resulted in record high quarterly, and annual net income. Net income increased 28% when comparing the years ended June 30, 2021 and June 30, 2020.  During the year, we continued to build momentum in all three of our primary business lines, retail, commercial and municipal. As a result, I am proud to announce that we have reached new highs in deposits, loans, assets and capital. In fact, total deposits crossed the $2 billion deposit threshold at June 30, 2021, which is another new milestone.”

Total consolidated assets for the Company were $2.2 billion at June 30, 2021, primarily consisting of $1.1 billion of net loans and $887.8 million of total securities available-for-sale and held-to-maturity. Consolidated deposits totaled $2.0 billion at June 30, 2021, consisting of retail, business and municipal banking relationships.

The Company continues to closely monitor the impact of the coronavirus pandemic (“COVID-19”) on our business and results of operations.  The Company continues to maintain strong asset quality, capital and liquidity and believes it is still well positioned to withstand the continued financial impact from the pandemic.

Depending upon the duration of the COVID-19 pandemic and the adequacy of strategies in place by local and federal governments, borrowers may not have the ability to repay their debts which may ultimately result in losses to the Company.  Management continues to closely monitor credit relationships, particularly those on payment deferral or adversely classified. As discussed under Asset Quality and Loan Loss Provision below, the Company has maintained its allowance for loan losses during the year ended June 30, 2021 and believes that total reserves are adequate.

Selected highlights for the quarter and fiscal year ended June 30, 2021 are as follows:

Net Interest Income and Margin

•
Net interest income increased $1.9 million to $14.2 million for the three months ended June 30, 2021 from $12.3 million for the three months ended June 30, 2020. Net interest income increased $8.3 million to $53.1 million for the year ended June 30, 2021 from $44.8 million for the year ended June 30, 2020. The increase in net interest income was primarily the result of the growth in the average balance of interest-earning assets, which increased $449.8 million and $442.3 million when comparing the three months and years ended June 30, 2021 and 2020, respectively, offset by decreases in interest rates on interest-earning assets, which decreased 52 basis points and 59 basis points when comparing the three months and years ended June 30, 2021 and 2020, respectively.

Average loan balances increased $123.0 million and $185.1 million and the yield on loans increased 18 and decreased 20 basis points when comparing the three months and years ended June 30, 2021 and 2020, respectively.  Included in interest-earning assets at June 30, 2021 were $67.4 million of SBA Paycheck Protection Program (PPP) loans at a rate of 1.00%.  A decline in yields on loans was offset by $1.4 million and $4.1 million in SBA PPP fee income for the three months and year ended June 30, 2021, which was realized through a deferred origination fee and recognized within interest income. Average securities increased $259.5 million and $223.6 million, and the yield on such securities decreased 105 and 83 basis points when comparing the three months and years ended June 30, 2021 and 2020, respectively.  Average interest-bearing bank balances and federal funds increased $67.5 million and $33.9 million, and the yield decreased 5 and 127 basis points when comparing the three months and years ended June 30, 2021 and 2020, respectively.

Cost of interest-bearing liabilities decreased 28 and 37 basis points when comparing the three months and years ended June 30, 2021 and 2020, respectively.  The cost of NOW deposits decreased 37 and 52 basis points, the cost of savings and money market deposits decreased 19 and 16 basis points, and the cost of certificates of deposit decreased 37 and 25 basis points when comparing the three months and years ended June 30, 2021, and 2020, respectively.  The decrease in cost of interest-bearing liabilities was offset by growth in the average balance of interest-bearing liabilities of $431.5 million and $397.0 million, most notably due to an increase in NOW deposits of $349.9 million and $325.2 million, an increase in average savings and money market deposits of $77.3 million and $65.9 million, and an increase in borrowings of $5.4 million and $7.1 million when comparing the three months and years ended June 30, 2021 and 2020, respectively. The cost of borrowings increased 406 and 273 basis points when comparing the three months and years ended June 30, 2021 and 2020.  The increase in cost of borrowings was due to the Company entering into Subordinated Note Purchase Agreements in September 2020.  Yields on interest-earning assets and costs of interest-bearing deposits continue to decline as a result of the low interest rate environment brought on by Federal Reserve Board interest rate decreases during fiscal 2020 and its stance to continue the low interest rate environment to support an economic recovery as the pandemic crisis is contained.

•
Net interest rate spread and margin both decreased when comparing the three months and years ended June 30, 2021 and 2020. Net interest rate spread decreased 24 basis points to 2.70% for the three months ended June 30, 2021 compared to 2.94% for the three months ended June 30, 2020. Net interest margin decreased 29 basis points to 2.73% for the three months ended June 30, 2021 compared to 3.02% for the three months ended June 30, 2020. Net interest rate spread decreased 22 basis points to 2.76% for the year ended June 30, 2021 compared to 2.98% for the year ended June 30, 2020. Net interest margin decreased 28 basis points to 2.81% for the year ended June 30, 2021 compared to 3.09% for the year ended June 30, 2020.  Decreases in net interest rate spread and net interest margin resulted primarily from lower yielding securities and loans offset by lower rates on deposits as well as growth in loan and securities balances.

•
Net interest income on a taxable-equivalent basis includes the additional amount of interest income that would have been earned if the Company’s investment in tax-exempt securities and loans had been subject to federal and New York State income taxes yielding the same after-tax income. Tax equivalent net interest margin was 2.88% and 3.19% for the three months ended June 30, 2021 and 2020, respectively, and was 2.97% and 3.26% for the years ended June 30, 2021 and 2020, respectively.

Asset Quality and Loan Loss Provision

•
Provision for loan losses amounted to $35,000 and $1.2 million for the three months ended June 30, 2021 and 2020, respectively, and $4.0 million and $3.9 million for the years ended June 30, 2021 and 2020, respectively. The provision for loan losses for the year ended June 30, 2021 was due to the impact of the COVID-19 pandemic as well as growth in gross loans and an increase in loans adversely classified. The Company instituted a loan deferral program in response to the COVID-19 pandemic whereby deferral of principal and/or interest payments have been provided and correspond to the length of the National Emergency as defined under the CARES Act and extended under the Consolidated Appropriations Act which was signed into law on December 27, 2020.   At June 30, 2021, the Company had $8.0 million, or 8 loans, on payment deferral as a result of the pandemic, which is a decrease from $193.5 million, or 706 loans, at June 30, 2020.  Management continues to monitor these loans, and it remains uncertain whether all of these loans will continue to perform as agreed once they reach the end of the deferral period. Loans classified as substandard or special mention totaled $49.7 million at June 30, 2021 and $32.8 million at June 30, 2020, an increase of $16.9 million.  Loans classified as substandard or special mention increased due to insufficient cash flows and revenues related to the COVID-19 pandemic.  Reserves on loans classified as substandard or special mention totaled $7.8 million at June 30, 2021 compared to $2.4 million at June 30, 2020, an increase of $5.4 million. No loans were classified as doubtful or loss at June 30, 2021 or June 30, 2020. Allowance for loan losses to total loans receivable was 1.77% at June 30, 2021 compared to 1.62% at June 30, 2020.  Total loans receivable included $67.4 million and $99.8 million of SBA Paycheck Protection Program (PPP) loans at June 30, 2021 and June 30, 2020, respectively.  Excluding these SBA guaranteed loans, the allowance for loan losses to total loans receivable would have been 1.89% and 1.80% at June 30, 2021 and June 30, 2020, respectively.

•
Net charge-offs for the three months ended June 30, 2021 totaled $35,000 compared to $53,000 for the three months ended June 30, 2020.  Net charge-offs totaled $697,000 and $714,000 for the years ended June 30, 2021 and 2020, respectively. The primary net charge off activity was a commercial charge off that occurred in the second quarter of fiscal 2021. There were no other significant net charge offs in other loan categories as of the fiscal year ended June 30, 2021.

•
Nonperforming loans amounted to $2.3 million and $4.1 million at June 30, 2021 and June 30, 2020, respectively. The decrease in nonperforming loans during the period was primarily due to $1.4 million in loan repayments, $583,000 in charge-offs, and $424,000 in loans returned to performing status, offset by $907,000 of loans placed into nonperforming status. At June 30, 2021 nonperforming assets were 0.11% of total assets compared to 0.24% at June 30, 2020. Nonperforming loans were 0.21% and 0.41% of net loans at June 30, 2021 and June 30, 2020, respectively.

Noninterest Income and Noninterest Expense

•
Noninterest income increased $892,000, or 45.9%, to $2.8 million for the three months ended June 30, 2021 compared to $1.9 million for the three months ended June 30, 2020. Noninterest income increased $1.0 million, or 11.8%, to $9.7 million for the year ended June 30, 2021 compared to $8.7 million for the year ended June 30, 2020. The increase was primarily due to an increase in debit card fees resulting from continued growth in the number of checking accounts with debit cards and the income from bank owned life insurance offset by decreases in service charges on deposit accounts, primarily from a lower volume of nonsufficient fund fees.

•
Noninterest expense increased $546,000, or 7.2%, to $8.2 million for the three months ended June 30, 2021 compared to $7.6 million for the three months ended June 30, 2020. Noninterest expense increased $3.4 million, or 12.2%, to $31.2 million for the year ended June 30, 2021 compared to $27.8 million for the year ended June 30, 2020. The increase in noninterest expense during the three and twelve months ended June 30, 2021 was primarily due to an increase in salaries and employee benefits expense resulting from creating 13 new positions during the year.  The new positions were required to support growth in the bank’s lending department, customer service center and finance department, along with staff to support our new branch located in Albany, New York, which opened in September 2020.  FDIC insurance premiums also increased for the three and twelve months ended June 30, 2021, compared to the three and twelve months ended June 30, 2020, when credits were applied to the premiums.

Income Taxes

•
Provision for income taxes reflects the expected tax associated with the pre-tax income generated for the given year and certain regulatory requirements.  The effective tax rate was 13.1% and 13.3% for the three months and year ended June 30, 2021, compared to 12.1% and 13.9% for the three months and year ended June 30, 2020, respectively.  The statutory tax rate is impacted by the benefits derived from tax-exempt bond and loan income, the Company’s real estate investment trust subsidiary income, income received on the bank owned life insurance, as well as the tax benefits derived from premiums paid to the Company’s pooled captive insurance subsidiary to arrive at the effective tax rate.

Balance Sheet Summary

•	Total assets of the Company were $2.2 billion at June 30, 2021 and $1.7 billion at June 30, 2020, an increase of $523.5 million, or 31.2%.

•
Securities available-for-sale and held-to-maturity increased $277.4 million, or 45.5%, to $887.8 million at June 30, 2021 as compared to $610.4 million at June 30, 2020. This increase was the result of utilizing excess cash on hand due to an increase in deposits. Securities purchases totaled $626.6 million during the year ended June 30, 2021 and consisted of $408.4 million of state and political subdivision securities, $158.9 million of mortgage-backed securities, $8.8 million of corporate securities, $13.1 million of US Government Agency securities, $30.6 million of US Treasury securities, and $6.8 million of other securities. Principal pay-downs and maturities during the year amounted to $343.7 million, primarily consisting of $73.7 million of mortgage-backed securities, $252.8 million of state and political subdivision securities, $8.8 million of collateralized mortgage obligations, $2.5 million of US Government agency securities, $3.0 million of corporate debt securities and $2.9 million of other securities.

•
Net loans receivable increased $92.4 million, or 9.3%, to $1.1 billion at June 30, 2021 from $993.5 million at June 30, 2020.  Net loans receivable at June 30, 2021 included $67.4 million in SBA Paycheck Protection Program loans. The loan growth experienced during the year consisted primarily of $91.5 million in commercial real estate loans, $45.8 million in residential real estate loans and $16.8 million in multi-family loans. This growth was partially offset by a $1.7 million decrease in residential construction and land loans, $12.2 million decrease in commercial construction loans, $3.8 million decrease in home equity loans, $40.9 million decrease in commercial loans, $3.3 million increase in allowance for loan losses and a $46,000 net increase in deferred fees due to the forgiveness of SBA PPP loans.  SBA PPP loans decreased $32.4 million to $67.4 million from $99.8 million at June 30, 2020, due to the receipt of forgiveness proceeds.

•
Deposits totaled $2.0 billion at June 30, 2021 and $1.5 billion at June 30, 2020, an increase of $504.0 million, or 33.6%. Noninterest-bearing deposits increased $35.9 million, or 26.0%, NOW deposits increased $397.4 million, or 41.8%, money market deposits increased $11.9 million, or 8.9%, and savings deposits increased $59.7 million, or 24.7%, when comparing June 30, 2021 and June 30, 2020.  These increases were offset by a decrease in certificates of deposits of $834,000, or 2.3%, when comparing June 30, 2021 and June 30, 2020. Deposits increased during the year ended June 30, 2021 as a result of an increase in new account relationships and stimulus funds deposited across all three of our primary business lines, retail, commercial and municipal. Additional growth was attributed to the expansion of a new branch on Wolf Road in Albany County, NY.

•
Borrowings for the Company amounted to $22.6 million at June 30, 2021 compared to $25.5 million at June 30, 2020, a decrease of $2.8 million.  At June 30, 2021, borrowings consisted of $19.6 million of Fixed-to-Floating Rate Subordinated Notes and $3.0 million of short-term borrowings with Atlantic Central Bankers Bank (“ACBB”).  During the year ended June 30, 2021, the Company repaid $10.9 million of Paycheck Protection Plan Lending Facility “(PPPLF”), $7.0 million of short-term borrowings with Atlantic Central Bankers Bank and $7.6 million of long-term borrowings with the FHLB and borrowed $3.0 million of short-term borrowings with Atlantic Central Bankers Bank.

•
Shareholders’ equity increased to $149.6 million at June 30, 2021 from $128.8 million at June 30, 2020, resulting primarily from net income of $23.9 million, partially offset by dividends declared and paid of $2.4 million and an increase in other accumulated comprehensive loss of $733,000.

Greene County Bancorp, Inc. is the direct and indirect holding company, for The Bank of Greene County, a federally chartered savings bank, and Greene County Commercial Bank, a New York-chartered commercial bank, both headquartered in Catskill, New York.  Our primary market area is the Hudson Valley Region and Capital District Region in New York State.  For more information on Greene County Bancorp, Inc., visit www.tbogc.com.

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from those projected in the forward-looking statements.  Factors that might cause such a difference include, but are not limited to, general economic conditions, financial and regulatory changes related to the COVID-19 pandemic, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services.

In addition to presenting information in conformity with accounting principles generally accepted in the United States of America (GAAP), this news release contains financial information determined by methods other than GAAP (non-GAAP). The following measures used in this release, which are commonly utilized by financial institutions, have not been specifically exempted by the Securities and Exchange Commission ("SEC") and may constitute "non-GAAP financial measures" within the meaning of the SEC's rules. The Company has provided in this news release supplemental disclosures for the calculation of net interest margin utilizing a fully taxable-equivalent adjustment.  The Company has also provided in this news release supplemental disclosures for the calculation of the allowance for loan loss to gross loans, adjusted to exclude SBA Paycheck Protection Program loans. Management believes that the non-GAAP financial measures disclosed by the Company from time to time are useful in evaluating the Company's performance and that such information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP.  Our non-GAAP financial measures may differ from similar measures presented by other companies. See the reconciliation of GAAP to non-GAAP measures in the section "Select Financial Ratios."

(END)

Greene County Bancorp, Inc.
Consolidated Statements of Income, and Selected Financial Ratios (Unaudited)

	At or for the Three Months Ended June 30,		At or for the Years Ended June 30,
Dollars in thousands, except share and per share data	2021	2020	2021	2020
Interest income	$15,253	$14,072	$58,328	$53,314
Interest expense	1,103	1,791	5,183	8,481
Net interest income	14,150	12,281	53,145	44,833
Provision for loan losses	35	1,239	3,974	3,905
Noninterest income	2,834	1,942	9,667	8,650
Noninterest expense	8,183	7,637	31,223	27,822
Income before taxes	8,766	5,347	27,615	21,756
Tax provision	1,152	647	3,673	3,029
Net Income	$7,614	$4,700	$23,942	$18,727

Basic and diluted EPS	$0.89	$0.55	$2.81	$2.20
Weighted average shares outstanding	8,513,414	8,513,414	8,513,414	8,529,927
Dividends declared per share [4]	$0.12	$0.11	$0.48	$0.44

Selected Financial Ratios
Return on average assets[1]	1.43%	1.14%	1.24%	1.27%
Return on average equity[1]	21.15%	14.88%	17.41%	15.56%
Net interest rate spread[1]	2.70%	2.94%	2.76%	2.98%
Net interest margin[1]	2.73%	3.02%	2.81%	3.09%
Fully taxable-equivalent net interest margin[2]	2.88%	3.19%	2.97%	3.26%
Efficiency ratio[3]	48.18%	53.69%	49.71%	52.02%
Non-performing assets to total assets			0.11%	0.24%
Non-performing loans to net loans			0.21%	0.41%
Allowance for loan losses to non-performing loans			854.76%	402.04%
Allowance for loan losses to total loans			1.77%	1.62%
Shareholders’ equity to total assets			6.80%	7.68%
Dividend payout ratio[4]			17.08%	20.00%
Actual dividends paid to net income[5]			10.15%	11.95%
Book value per share			$17.57	$15.13

1 Ratios are annualized when necessary.
2 Interest income calculated on a taxable-equivalent basis includes the additional interest income that would have been earned if the Company’s investment in tax-exempt securities and loans had been subject to federal and New York State income taxes yielding the same after-tax income The rate used for this adjustment was 21% for federal income taxes for the periods ended June 30, 2021 and 2020, and 4.59% and 3.98% for New York State income taxes for the periods ended June 30, 2021 and 2020, respectively. The following table summarizes the adjustments made to arrive at the fully taxable-equivalent net interest margins.

	For the three months ended June 30,		For the years ended June 30,
(Dollars in thousands)	2021	2020	2021	2020
Net interest income (GAAP)	$14,150	$12,281	$53,145	$44,833
Tax-equivalent adjustment	781	690	3,064	2,510
Net interest income (fully taxable-equivalent basis)	$14,931	$12,971	$56,209	$47,343

Average interest-earning assets	$2,073,868	$1,624,035	$1,892,650	$1,450,398
Net interest margin (fully taxable-equivalent basis)	2.88%	3.19%	2.97%	3.26%

3 The efficiency ratio has been calculated as noninterest expense divided by the sum of net interest income and noninterest income.
4 The dividend payout ratio has been calculated based on the dividends declared per share divided by basic earnings per share.  No adjustments have been made to account for dividends waived by Greene County Bancorp, MHC (“MHC”), the Company’s majority shareholder, owning 54.1% of the shares outstanding.
5 Dividends declared divided by net income.  The MHC waived its right to receive dividends declared during the three months ended September 30, 2019; March 31, 2020; June 30, 2020; September 30, 2020; and December 31, 2020. Dividends declared during the three months ended December 31, 2019 and March 31, 2021 were paid to the MHC. The MHC’s ability to waive the receipt of dividends is dependent upon annual approval of its members as well as receiving the non-objection of the Federal Reserve Board.

The above information is preliminary and based on the Company’s data available at the time of presentation.

Greene County Bancorp, Inc.
Consolidated Statements of Financial Condition (Unaudited)

	At June 30, 2021	At June 30, 2020
(Dollars In thousands, except share data)
Assets
Total cash and cash equivalents	$149,775	$40,463
Long term certificate of deposit	4,553	4,070
Securities- available for sale, at fair value	390,890	226,709
Securities- held to maturity, at amortized cost	496,914	383,657
Equity securities, at fair value	307	267
Federal Home Loan Bank stock, at cost	1,091	1,226

Gross loans receivable	1,108,408	1,012,660
Less: Allowance for loan losses	(19,668)	(16,391)
Unearned origination fees and costs, net	(2,793)	(2,747)
Net loans receivable	1,085,947	993,522

Premises and equipment	14,137	13,658
Bank owned life insurance	40,425	-
Accrued interest receivable	7,781	8,207
Foreclosed real estate	64	-
Prepaid expenses and other assets	8,451	5,024
Total assets	$2,200,335	$1,676,803

Liabilities and shareholders’ equity
Noninterest bearing deposits	$174,114	$138,187
Interest bearing deposits	1,830,994	1,362,888
Total deposits	2,005,108	1,501,075

Borrowings from other banks, short-term	3,000	17,884
Borrowings from FHLB, long term	-	7,600
Subordinated notes payable	19,644	-
Accrued expenses and other liabilities	22,999	21,439
Total liabilities	2,050,751	1,547,998
Total shareholders’ equity	149,584	128,805
Total liabilities and shareholders’ equity	$2,200,335	$1,676,803
Common shares outstanding	8,513,414	8,513,414
Treasury shares	97,926	97,926

The above information is preliminary and based on the Company’s data available at the time of presentation.